Exhibit 99.1

FOR IMMEDIATE RELEASE

ADA-ES REPORTS FIRST QUARTER RESULTS

Total Revenues Up 22% Year Over Year

Littleton, CO – May 14, 2009 – ADA-ES, Inc. (NASDAQ:ADES) today announced financial results for the first quarter ended March 31, 2009.

For the first quarter, total revenues increased by 22% to $4.9 million from $4.0 million in the first quarter of 2008 primarily due to gains in the Company’s Mercury Emission Control (“MEC”) segment. In the current first quarter, Activated Carbon Injection (“ACI”) system sales rose 19% from the year-ago quarter and accounted for 60% of MEC revenues; Department of Energy (“DOE”) and industry-supported contracts fell 34% from the year-ago quarter and accounted for 20% of MEC revenues; consulting services accounted for 12% of MEC revenues; and activated carbon (“AC”) sales rose to $390,000 compared to zero in the year-ago quarter and accounted for 8% of MEC revenues. Gross margin for MEC increased to 42%, compared to 33% in the prior year period, primarily due to our recently improved design of ADA’s ACI equipment that simplifies field installation and reduces system costs. For the near term, the Company expects the sales of ACI systems and AC to continue to represent an increasing source of revenues and as a result, we expect the gross margin for fiscal year 2009 to be comparable to the margin realized in fiscal year 2008.

The Company reported an operating loss of $1.5 million compared to $521,000 in the first quarter of 2008, and a net loss of $543,000, or $0.08 per diluted share, compared to a net loss of $168,000, or $0.03 per diluted share, in the 2008 first quarter. The greater operating and net losses were attributable to a $1.7 million increase in general and administrative expenses relating to higher costs associated with ADA’s joint venture, ADA Carbon Solutions, as well as legal expenses relating to ongoing litigation.

Dr. Michael D. Durham, President and CEO of ADA-ES commented, “Thus far in 2009, we have been awarded six ACI system contracts; the uncompleted portion of all outstanding contracts as of March 31, 2009 totaled $6.0 million, of which we expect to recognize $4.4 million during the remainder of 2009 and the remaining revenues in 2010. We expect to be awarded numerous ACI systems in 2009 and 2010.”

Moving on to AC production and sales activities, Dr. Durham noted, “Although not meaningful in terms of dollars, the first quarter of 2009 marks our initial sales of AC. We expect AC sales to build as the year progresses now that our interim AC processing and treatment facility in Natchitoches Parish, Louisiana is about to start up. Just this month, we shipped initial loads to certain AC utility customers. In the first quarter, we signed a multi-year contract to supply AC to a major Midwestern utility for two of its coal-fired boilers. To date, we have signed $160 million multi-year, off-take AC contracts, which represents approximately a third of the plant’s first five years of production capacity, and we currently have bids out on $500 million in RFP’s for AC contracts. We expect to recognize $10 to $15 million in AC sales in 2009 assuming continued consolidation of the results of operations of ADA Carbon Solutions, our joint venture with Energy Capital Partners I, LP and its affiliated funds (“ECP”).”

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Dr. Durham continued, “ADA Carbon Solutions is on schedule with the construction of the AC manufacturing facility and is continuing the process of specifying and sourcing key capital equipment, negotiating agreements to support facility operations, including feedstock supply, hiring key management and operating personnel, and negotiating long-term customer off-take contracts to satisfy future project financing requirements. Due to the global credit crisis, we have postponed debt financing until market conditions improve, which now appears may happen later in the year. The equity that we have raised so far continues to fund the construction of the facility, and our partnership with a well-capitalized company like ECP has allowed us to stay on schedule while we await the right time to complete the debt financing.”

He went on to say, “Our work with the DOE on our clean coal technology project to capture carbon dioxide from coal-fired power plants continues and remains a key component of our growth strategy. At March 31, 2009, we had DOE contracts in progress totaling $2.7 million and expect to recognize approximately $1.2 million during the remainder of 2009 and the balance in 2010. The $3.4 billion allocated in the economic stimulus plan for the development of clean coal technologies is also expected to provide funding for the types of projects in which we are involved.”

He continued, “We are extremely encouraged by all of the activity on the regulatory front. There are bills addressing mercury control from coal-fired power plants being discussed in both the House and the Senate. In addition, the Environmental Protection Agency (“EPA”) is moving forward on mercury regulations involving stringent maximum achievable control technology for both power plants and cement kilns. The cement kilns are the fourth largest source of mercury emissions in the U.S. Since the size of cement kilns is very similar to power plants, we believe that our ACI equipment and AC could be sold to cement kiln operators. Finally, in April, the EPA issued a proposed finding that CO2 and five other industrial emissions endanger the health and welfare of current and future generations, which we believe will lead to additional regulations addressing clean coal and other emissions control matters.”

Dr. Durham concluded, “With our interim AC facility near start up and the construction of our AC manufacturing facility moving forward on schedule, we remain extremely enthusiastic about our market position and our prospects for recurring revenues along with substantial growth beginning mid-year 2010.”

Conference Call

Management will conduct a conference call focusing on the financial results and recent developments at 10:00 AM ET on Thursday, May 14, 2009. Interested parties may participate in the call by dialing 706-679-3200. Please call in 10 minutes before the call is scheduled to begin, and ask for the ADA call (conference ID # 93884388). The conference call will also be webcast live via the Investor Information section of ADA’s website at www.adaes.com. To listen to the live call please go the website at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the website.

About ADA-ES

ADA-ES is a leader in clean coal technology and the associated specialty chemicals. The Company develops and implements proprietary environmental technology and specialty chemicals that enable coal-fueled power plants to enhance existing air pollution control equipment, maximize capacity and improve operating efficiencies. Through its largest segment, Mercury Emission Control,

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ADA-ES supplies activated carbon injection systems, activated carbon (AC), mercury measurement instrumentation, and related services. To meet the needs of the power industry for mercury control, the Company is developing state-of-the-art facilities to produce AC with the first plant projected to come on-line in 2010. Additionally, the Company is developing technologies for power plants to address issues related to the emissions of carbon dioxide.

This press release and the conference call referenced in this press release contain forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. These statements are or will be based on current expectations, estimates, forecasts, projections, beliefs and assumptions of our management. Actual results may vary materially from such expectations. These statements are or will be prefaced by words or phrases such as “believe,” “will,” “hope,” “expect,” “anticipate,” “intend” and “plan,” the negative expressions of such words, or words of similar meaning, and these statements include, but will not necessarily be limited to, our expectations regarding amounts and timing of future revenues, costs, margins and other financial measures; anticipated bids, projects, project funding and new contracts; statements relating to coal; the likelihood, timing and impact of court rulings and additional legislation, regulations and the economic stimulus plan on our target markets; capacity, timing and financing of the AC production and processing facilities; the Company’s ability to supply AC; anticipated sizes of and growth in the Company’s target markets; litigation; and impact of market conditions, as well as other similar items. Such statements involve significant risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors including, but not limited to: changes in the costs and timing of construction of the AC facilities; failure to raise additional equity financing; failure to satisfy funding and other conditions in the equity financing agreements for the AC facilities; inability to sign or close acceptable debt financing, coal supply or off-take agreements with respect to the facilities in a timely manner; availability and costs of raw materials, equipment and facilities; changes in laws or regulations, prices, economic conditions and market demand; impact of competition and litigation; decreases in the use of coal for electricity; results of product demonstrations; technical and operational difficulties; availability of skilled personnel and other factors relating to our business, as discussed in our filings with the U.S. Securities and Exchange Commission, with particular emphasis on the risk factor disclosures contained in those filings. You are cautioned not to place undue reliance on the forward-looking statements made in this release, and to consult filings we make with the SEC for additional discussion concerning risks and uncertainties that may apply to our business and the ownership of our securities. The forward-looking statements contained in this press release are presented as of the date hereof, and we disclaim any duty to update such statements unless required by law to do so.

Contacts:

ADA-ES, Inc.	Investor Relations Counsel
Michael D. Durham, Ph.D., MBA, President & CEO	The Equity Group Inc.
Mark H. McKinnies, CFO	www.theequitygroup.com
(303) 734-1727	Melissa Dixon
www.adaes.com	(212) 836-9613
MDixon@equityny.com
Linda Latman
(212) 836-9609
LLatman@equityny.com

See Accompanying Tables

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ADA-ES, Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Loss

(unaudited)

(amounts in thousands, except per share amounts)

	For the Quarter Ended March 31,
	2009	2008
REVENUE:
Mercury emission control	$4,790	$3,900
Flue gas conditioning and other	77	103

Total revenues	4,867	4,003
COST OF REVENUES:
Mercury emission control	2,768	2,595
Flue gas conditioning and other	55	89

Total cost of revenues	2,823	2,684

GROSS MARGIN	2,044	1,319
OTHER COSTS AND EXPENSES:
General and administrative	3,184	1,488
Research and development	218	234
Depreciation and amortization	157	118

Total expenses	3,559	1,840

OPERATING LOSS	(1,515)	(521)
OTHER INCOME
Interest and other income	33	175

LOSS BEFORE INCOME TAX PROVISION AND NONCONTROLLING INTERESTS	(1,482)	(346)
INCOME TAX BENEFIT	315	167

NET LOSS BEFORE NONCONTROLLING INTERESTS	(1,167)	(179)
Net loss attributable to noncontrolling interests	624	11
NET LOSS ATTRIBUTABLE TO ADA	(543)	(168)
UNREALIZED LOSSES ON CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES, net of tax, attributable solely to ADA	—	(121)

COMPREHENSIVE LOSS ATTRIBUTABLE TO ADA	$(543)	$(289)

NET LOSS PER COMMON SHARE – BASIC AND DILUTED ATTRIBUTABLE TO ADA	$(0.08)	$(0.03)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	6,869	5,687

WEIGHTED AVERAGE DILUTED COMMON SHARES OUTSTANDING	6,869	5,687

See notes accompanying ADA-ES’ consolidated financial statements in its Form 10-Q for the first quarter ended March 31, 2009.

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ADA-ES, Inc. and Subsidiaries

Consolidated Balance Sheets

(unaudited)

(amounts in thousands, except shares)

	March 31, 2009	December 31, 2008
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$28,378	$28,201
Trade receivables, net of allowance for doubtful accounts	6,345	6,017
Certificate of deposit	400	—
Inventory	960	787
Prepaid expenses and other	986	1,164

Total current assets	37,069	36,169

PROPERTY, PLANT AND EQUIPMENT, at cost	70,537	36,781
Less accumulated depreciation and amortization	(1,929)	(1,777)

Net property, plant and equipment	68,608	35,004

GOODWILL, net of amortization	435	435
INTANGIBLE ASSETS, net of amortization	246	256
DEVELOPMENT PROJECTS	3,164	1,878
OTHER ASSETS	1,890	1,400

Total Assets	$111,412	$75,142

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$25,826	$14,639
Accrued payroll and related liabilities	721	985
Deferred revenue and accrued expenses	1,477	1,981

Total current liabilities	28,024	17,605

LONG-TERM LIABILITIES:
Accrued warranty and other	749	550

Total liabilities	28,773	18,155

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
ADA-ES, Inc. stockholders’ equity
Preferred stock; 50,000,000 shares authorized, none outstanding	—	—
Common stock; no par value, 50,000,000 shares authorized, 6,893,877 and 6,755,932 shares issued and outstanding	36,273	35,812
Accumulated deficit	(4,520)	(3,977)

Total ADA-ES, Inc. stockholders’ equity	31,753	31,835
Non-controlling interest	50,886	25,152

TOTAL STOCKHOLDERS’ EQUITY	82,639	56,987

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$111,412	$75,142

See notes accompanying ADA-ES’ consolidated financial statements in its Form 10-Q for the first quarter ended March 31, 2009.